EXHIBIT 23.2

CONSENT OF L.L. BRADFORD & COMPANY, LLC

[LETTERHEAD OF L.L. BRADFORD & COMPANY, LLC]

CONSENT

L.L. Bradford & Company, LLC consents to the use in the Franchise Disclosure Document issued by U-Swirl International, Inc. ("Franchisor") on May 29, 2013, as amended July 31, 2013, as it may be amended, of our report dated May 24, 2013, relating to the financial statements of the Franchisor's parent company (U-Swirl, Inc.) as of February 28, 2013 and December 31, 2012 and for the two months ended February 28, 2013 and the year ended December 31, 2012.

/s/ L.L. Bradford & Company, LLC

L.L. Bradford & Company, LLC
Las Vegas, Nevada
August 1, 2013